Exhibit 99.1

CHAMPION ANNOUNCES RESULTS AND DIVIDEND FOR 2ND QUARTER 2005

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a net loss of ($97,000) or ($0.01) per share for the three months ended April 30, 2005 compared to net income of $161,000 or $0.02 per share for the same period in 2004. The net loss for the quarter was primarily the result of charges and associated expenses for various legal related issues, including the settlement of a Mississippi lawsuit for $440,000 and other legal settlements, accruals and expenses in the amount of $337,000. The aggregate impact of the legal related issues and settlements totaled $777,000 for the second quarter of 2005.

Net income for the six months ended April 30, 2005 was $166,000 or $0.02 per share compared to $175,000 or $0.02 per share for the same period in 2004. The Company’s balance sheet reflected working capital of $25.7 million, book value per share of $4.19 and total shareholders equity of $40.7 million at April 30, 2005. During the first six months of 2005 the Company has paid down approximately $1.4 million of interest bearing debt and cash has increased by approximately $1.0 million.

The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on June 24, 2005, to shareholders of record on June 3, 2005.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We are seeing improvement in certain divisions over the prior year in part due to our efforts of consolidation in 2004. On an aggregate basis the Company’s core profitability increased in 2005 over 2004. However, the quarter and year were negatively impacted as a result of the settlement of certain legal issues primarily related to a Mississippi lawsuit which in the aggregate resulted in a $0.05 per share charge in the quarter and on a year to date basis. Although we believe our position in Mississippi was well founded, the uncertainty of the outcome upon retrial and the associated expenses of such a trial dictated we seek a reasonable compromise. As we enter our third quarter of 2005, we continue to aggressively work on the integration of the Syscan acquisition and are focusing our efforts on building from several interim goals achieved during the second quarter of 2005. In addition, we are fine tuning our strategic initiatives for certain facets of our operations and will implement these changes as they are refined. We have a clear concept of our goals and targets and will continue to work with our management team to develop the personnel to execute our plan.”

Revenues for the three months ended April 30, 2005 were $33.6 million compared to $30.5 million in the same period in 2004. This change represented an increase in revenues of $3.1 million or 10.0%. Revenues for the six months ended April 30, 2005 increased to $68.0 million from $59.8 million in 2004. This change represented an increase in revenues of $8.2 million or 13.7%. The printing segment experienced a sales increase of $1.7 million or 3.6% while the office products and office furniture segment experienced an increase of $6.5 million or 51.2%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our SG&A costs increased approximately $1.9 million for the year and $750,000 for the second quarter of 2005. However, as mentioned earlier, a significant portion of this increase related to various legal charges. If these charges are carved out, Champion would have reduced its SG&A as a percent of sales for the year and quarter and, coupled with increases in gross margin contribution dollars, would have seen a strong increase in overall operating margins and contribution. We continued to move funds into capital expenditures during the first six months of 2005 and incurred capital expenditures of $1.6 million. The capital expenditures decreased in 2005 compared to 2004 primarily due to presses being purchased in 2004 compared to focused expenditures in the areas of pre-press operations and print on demand in 2005. ”

Mr. Reynolds concluded, “I am encouraged that we are seeing improvements directly as a result of our actions and focus on continuous improvement. Each day we strive to put ourselves in a position to win by making the investments in our people and equipment required to compete in our operating environments. We will continue to show up everyday working on the little things that build the foundation of profitability and growth.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing and Syscan (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Consolidated Graphics (Louisiana), Dallas Printing (Mississippi), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in this release, including without limitation statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

Three months ended April 30, Six months ended April 30,
	2005	2004	2005	2004
Printing	$24,385,000	$24,138,000	$48,822,000	$47,135,000
Office products & office furniture	9,167,000	6,363,000	19,170,000	12,679,000
Total revenues	$33,552,000	$30,501,000	$67,992,000	$59,814,000

Net income (loss)	($97,000)	$161,000	$166,000	$175,000

Per share data:
Net income (loss)
Basic	($0.01)	$0.02	$0.02	$0.02
Diluted	($0.01)	$0.02	$0.02	$0.02

Weighted average shares outstanding:
Basic	9,734,000	9,731,000	9,734,000	9,724,000
Diluted	9,734,000	9,864,000	9,803,000	9,845,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492